Exhibit 4.16 and 10.39

SUBORDINATED PROMISSORY NOTE

$955,739.90	dated as of July 23, 2013

For value received, Tandy Brands Accessories, Inc., a Delaware corporation ("Maker") does hereby promise to pay to the order of totes ISOTONER Corporation, an Ohio corporation (together with its successors and assigns, "Licensor"), at such address as Licensor may notify Maker from time to time, in legal and lawful money of the United States of America, the sum of $955,739.90, together with interest from the date hereof on the principal balance outstanding from time to time as hereinafter provided.  Interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

1. Payment Terms.  Subject to Paragraph 9 hereof, principal and accrued interest shall be due and payable on November 30, 2013 and July 31, 2014 (each such payment date, a "Payment Date"); provided that if on November 30, 2013 the applicable Payment Conditions (as defined below) are not then satisfied (or waived) then the principal payment then due shall be deferred to July 31, 2014.  Subject to Paragraph 3, all principal and interest shall be paid in equal installments so as to amortize all outstanding amounts existing at such time over a twelve (12) month period (the "Amortization Schedule"); provided that, the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable in full on July 31, 2014 (the “Maturity Date”).  Notwithstanding anything to the contrary contained herein, if such payment is not made on the Payment Date occurring on July 31, 2014 (whether or not the Payment Conditions are satisfied or a Stop Notice has been given), a default shall exist hereunder and under the License.

As used herein, “Payment Conditions” shall mean the following: (x) Maker shall be in compliance with the covenant set forth in Section 7.17 of the Senior Credit Agreement (as in effect on the date hereof), and (y)

(I) for any payments to be made hereunder on any date during the period commencing July 24, 2013 and ending August 24, 2013, (a) for the twenty (20) day period immediately preceding any such date, and on a projected basis for the thirty (30) day period immediately succeeding any such date after giving effect to the applicable payment made on such date, Availability (as defined in the Senior Credit Agreement (as in effect on the date hereof)) shall be not less than $4,000,000, and (b) for the five (5) day period immediately preceding any such date, average Availability shall be not less than fifteen percent (15%) of Maximum Revolving Loan Amount (as defined in the Senior Credit Agreement (as in effect on the date hereof)).

(II) for any payments to be made hereunder on any date during the period commencing August 25, 2013 and ending September 25, 2013, (a) for the thirty (30) day period immediately preceding any such date, and on a projected basis for the thirty (30) day period immediately succeeding any such date after giving effect to the applicable payment made on such date, Availability shall be not less than $4,000,000, (b) Availability, as tested for the immediately preceding month prior to such date, is within ten percent (10%) of projected Availability as set forth in the Business Plan (as defined in the Senior Credit Agreement (as in effect on the date hereof)), (c) Availability, as tested from the Closing Date (as defined in the Senior Credit Agreement (as in effect on the date hereof)) shall not be less than thirteen percent (13%) of the Maximum Revolving Loan Amount, (d) sales of Inventory of Maker and its subsidiaries, as tested for the immediately preceding month prior to such date, are within ten percent (10%) of the projected amount of such sales as set forth in the Business Plan, and (e) accounts payable of the Maker, as tested for the immediately preceding month prior to such date, are within fifteen percent (15%) of the projected amount of such accounts payable as set forth in the Business Plan,

(III) for any payments to be made hereunder on any date during the period commencing September 26, 2013 and ending October 26, 2013, (a) sales of Inventory (as defined in the Uniform Commercial Code) of Maker and its subsidiaries, as tested for the immediately preceding two months prior to such date, are within twelve percent (12%) of the projected amount of such sales as set forth in the Business Plan, (b) accounts payable of the Maker, as tested for the immediately preceding month prior to such date, are within ten percent (10%) of the projected amount of such accounts payable as set forth in the Business Plan, (c) Availability, as tested for the immediately preceding month prior to such date, is within ten percent (10%) of projected Availability as set forth in the Business Plan, and (d) for the thirty (30) day period immediately preceding any such date, and on a projected basis for the thirty (30) day period immediately succeeding any such date after giving effect to the applicable payment made on such date, average Availability shall be not less than fifteen percent (15%) of the Maximum Revolving Loan Amount, and

(IV) for any payments to be made on any date (including any Payment Date) thereafter (a) sales of Inventory of Maker and its subsidiaries, as tested on a rolling three month basis as of the immediately preceding month prior to the applicable Payment Date, are within ten percent (10%) of the projected amount of such sales as set forth in the Business Plan; (b) accounts payable of the Maker, as tested for the immediately preceding month prior to the applicable Payment Date, are within ten percent (10%) of the projected amount of such accounts payable as set forth in the Business Plan; (c) Availability, as tested for the immediately preceding month prior to the applicable Payment Date, is within ten percent (10%) of projected Availability as set forth in the Business Plan; and (d) for the thirty (30) day period immediately preceding any such Payment Date, and on a projected basis for the thirty (30) day period immediately succeeding any such Payment Date after giving effect to the applicable payment made on such Payment Date, average Availability shall be not less than fifteen percent (15%) of the Maximum Revolving Loan Amount.

2. Interest Rate.  Interest shall be calculated on the unpaid principal each day principal is outstanding and all payments made credited to the discharge of the interest accrued and to the reduction of the principal, in such order as Licensor shall determine.  As of the date of this Subordinated Promissory Note (this "Note"), interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) eleven percent (11.00%) per annum or (b) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity.  Notwithstanding anything to the contrary contained herein, while any incipient default or default (as such terms are defined in Paragraph 4) exists, the interest rate set forth in clause (a) of this Paragraph shall be increased by 2% to the fullest extent permitted by applicable Laws until so paid.

3. Prepayment.  Subject to Paragraph 9, Maker reserves the right to prepay, prior to maturity, all or any part of the principal and interest of this Note without penalty; provided that Maker shall be permitted to make any such payment only if the applicable Payment Conditions are satisfied at the time of such prepayment.  Any prepayments shall be applied first to accrued interest and then to scheduled payments of principal in inverse order of maturity.  Maker will provide written notice to Licensor of any such prepayment at least one business day prior thereto.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds at such place as Licensor shall designate from time to time.  Upon any such prepayment, the Amortization Schedule shall be revised to reflect such prepayment and the current outstanding amount of the Note.

4. Default.  Upon (i) the failure of Maker to pay any amount due under this Note within ten (10) days after the same becomes due and payable (regardless of whether the applicable Payment Conditions are then met or a Stop Notice has been issued), or (ii) any other failure to comply with the terms of this Note, in each case after written notice is given to Maker by Licensor demanding payment or performance thereof, an “incipient default” shall exist hereunder.  If an incipient default shall exist and be continuing after the Maturity Date, a “default” shall have automatically occurred hereunder for all purposes (including without limitation any other contractual arrangements between and among the Licensor and the Maker) and Licensor may, at its option, pursue any rights, remedies and recourses available to Licensor at law or in equity, including termination of other contractual arrangements.

5. No Usury Intended.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.

6. Unsecured.  This Note is not, and shall not at any time be, secured.

7. Governing Law, Venue.  This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

8. Subordination Definitions.  As used herein, the following terms shall have the following meanings:

a. "Bankruptcy Law" means any bankruptcy, insolvency, reorganization, moratorium, receivership or similar law generally affecting creditors' rights, including, without limitation, the U.S. Bankruptcy Code, as amended.

b. "Senior Credit Agreement" means that certain Credit Agreement, dated as of July 24, 2013, by and between Maker, Salus Capital Partners, LLC, in its capacity as Administrative Agent and Lender, and the other Lenders party thereto (as such terms are defined therein), as amended, restated, extended, increased, consented to, waived or modified from time to time provided that no such amendment, restatement, extension, increase, consent, waiver or modification, directly or indirectly, imposes any additional limitation, prohibition or restriction (which was not in existence as of the date hereof) on Maker to pay amounts outstanding under this Note or otherwise comply herewith.

c. "Senior Indebtedness" means any and all indebtedness, liabilities and obligations of Maker, whether or not contingent, at any time outstanding under (i) the Senior Credit Agreement or any of the Loan Documents (as such term is defined in the Senior Credit Agreement as in effect on the date hereof) with, to or in favor of Administrative Agent and the other Lenders party thereto, or any of their permitted successors and assigns (collectively, "Senior Lender"), including, without limitation, all amendments, restatements, refinancings and extensions thereof and (ii) the Master Agreement between Maker and EPK Financial Corporation, dated as of July 24, 2013 (the "KTC Master Agreement") or any Confirmation (as defined in such KTC Master Agreement) or other agreement furnished in connection with the KTC Master Agreement.

d. "Subordinated Indebtedness" means any and all principal and interest of Maker, at any time outstanding under this Note.

9. Subordination.  Notwithstanding anything in this Note or any other agreement referred to herein to the contrary, all obligations and liabilities of Maker to Licensor under this Note are subordinated in right of payment to the prior and complete payment in full of all Senior Indebtedness (other than contingent obligations not due and owing and letters of credit cash collateralized or otherwise backstopped in accordance with the terms of the Senior Credit Agreement) and the termination of all commitments of Senior Lender thereunder as provided herein; provided, however, that until such time as a Stop Notice is issued and existing, subject to the Payment Conditions requirements set forth in Paragraphs 1 and 3 hereof, Maker may make and Licensor may accept all payments and prepayments of principal and accrued interest under this Note.  Notwithstanding anything to the contrary contained in this Note, (a) Maker shall not make any payment (whether of principal or accrued interest) of, on, with respect to the Subordinated Indebtedness, after receiving written notice (a "Stop Notice") from Senior Lender that an Event of Default (as defined in the Senior Credit Agreement (as in effect on the date hereof)) in the Senior Indebtedness has occurred and is continuing, and Licensor shall not accept any such payment until the earlier of (i) the Senior Indebtedness (other than contingent obligations not due and owing and letters of credit cash collateralized or otherwise backstopped in accordance with the terms of the Senior Credit Agreement) has been paid in full (whether or not the same are then due or payable) and all commitments of Senior Lender thereunder have been terminated and (ii) the cure of such Event of Default or the waiver thereof by Senior Lender, and (b) no collateral security or guarantee of any nature to secure, guarantee or pay the Subordinated Indebtedness shall be made or given, directly or indirectly, by Maker or any affiliate of Maker or received, accepted, retained or applied by Licensor (and no right or remedy of Licensor with respect to any of the foregoing may be exercised) unless and until all Senior Indebtedness (other than contingent obligations and letters of credit cash collateralized or otherwise backstopped in accordance with the terms of the Senior Credit Agreement) has been paid and performed in full (whether or not the same are then due or payable) and all commitments of Senior Lender thereunder have been terminated.  A Stop Notice shall remain in effect so long as an Event of Default (as defined in the Senior Credit Agreement) in the Senior Indebtedness continues.  Upon the issuance and continuation of a Stop Notice (and delivery of a copy by Senior Lender of such Stop Notice to Licensor), Licensor waives, and agrees not to exercise, any and all rights of setoff that it may now or hereafter have against the property or assets of Maker solely in respect of the Subordinated Indebtedness, unless and until all of the Senior Indebtedness (other than contingent obligations not due and owing and letters of credit cash collateralized or otherwise backstopped in accordance with the terms of the Senior Credit Agreement) has been paid in full (whether or not the same are then due or payable) and all commitments of Senior Lender thereunder have been terminated or such underlying Event of Default no longer exists.  Furthermore, any payments received by Licensor in violation of this Note shall be held for the benefit of the Senior Lender, and Licensor hereby agrees that it shall promptly (as and when received) turn over any and all such payments to the Senior Lender.  All subordination provisions of this Note shall be automatically reinstated if at any time payment of any of the Senior Indebtedness, in whole or in part, is rescinded or must otherwise be restored or refunded by Senior Lender as a preference, fraudulent conveyance or otherwise under any Bankruptcy Law or otherwise, all as though such payment had not been made.  Maker and Licensor agree that any other promissory note, document or agreement evidencing the Subordinated Indebtedness shall expressly incorporate by reference all subordination provisions of this Note.

10. Reserved.

11. Reserved.

12. Waivers by Licensor.  Licensor waives any right to require Senior Lender to:  (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Maker or any other person, or otherwise comply with the provisions of Section 9.504 of the Texas or other applicable Uniform Commercial Code; or (c) pursue any other remedy in Senior Lender's power.  Licensor waives notice of acceptance of this Note and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment or notice of acceleration of any Senior Indebtedness, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Senior Indebtedness, and agrees that Senior Lender may, once or any number of times, modify the terms of any Senior Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Senior Indebtedness, or permit Maker to incur additional Senior Indebtedness, all without notice to Licensor and without affecting in any manner the unconditional obligations of Licensor to Senior Lender under this Note.

13. Restricted Modification.  Maker and Licensor hereby acknowledge and agree that Senior Lender is a third party beneficiary of Paragraphs 8, 9, 12 and 13 of this Note.  Furthermore, Maker and Licensor agree that, so long as any Senior Indebtedness is outstanding or Senior Lender has any commitment thereunder: (i) the principal amount of this Note may not be increased (other than by accrued interest); (ii) the interest rate set forth in this Note may not be increased except as set forth in Paragraph 2; (iii) the subordination terms of this Note may not be amended in a manner adverse to the Senior Lender; (iv) the Note may not be secured by a lien or grant of a security interest of any kind or nature; and (v) the maturity date hereof may not be shortened, in each case described in the foregoing clauses (i) through (v), without the prior written approval of Senior Lender.

14. Termination of Senior Indebtedness.  Upon payment and performance in full of the Senior Indebtedness and termination of all commitments of Senior Lender thereunder, all provisions of this Note relating to and/or running in favor of or agreed to for the benefit of Senior Lender and/or the Senior Indebtedness shall immediately terminate and be of no further force and effect.

15. Credit Agreement and Business Plan.  True, correct and complete copies of each of the Business Plan and the Credit Agreement as in effect on the date hereof (including all attachments, exhibits and schedules thereto) have been delivered by Maker to Licensor.

16. Financial Reporting.  Maker shall provide to Licensor copies of the following contemporaneously upon receipt from or delivery to, as applicable, Senior Lender: (a) the annual and monthly financial statements provided to Senior Lender pursuant to Section 6.01 of the Senior Credit Agreement and Compliance Certificates (as defined in the Senior Credit Agreement) provided in connection therewith, (ii) notices of default and events of default under the Senior Credit Agreement, (iii) in connection with any payment or prepayment hereunder, calculations set forth in reasonable detail demonstrating the satisfaction of the Payment Conditions given to Senior Lender, and (iv) any updates to the Business Plan given to Senior Lender.

[Signature Page Follows]

MAKER:

TANDY BRANDS ACCESSORIES, INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Subordinated Promissory Note
(ISOTONER Corporation)